Exhibit 8.1

Louisiana | Mississippi | Texas | Florida | Alabama | North Carolina | London

March 17, 2017

Renasant Corporation

209 Troy Street

Tupelo, Mississippi 38804-4827

Ladies and Gentlemen:

We have acted as counsel to Renasant Corporation, a Mississippi corporation (“Renasant”), in connection with the mergers contemplated by that certain Agreement and Plan of Merger dated as of January 17, 2017 (the “Plan of Merger”) by and among Renasant, Renasant Bank, a Mississippi banking association and wholly owned subsidiary of Renasant, Metropolitan BancGroup, Inc., a Delaware corporation (“Metropolitan”), and Metropolitan Bank, a Mississippi banking association and wholly owned subsidiary of Metropolitan. Pursuant to the Plan of Merger, at the Effective Time, Metropolitan will merge with and into Renasant, with Renasant as the surviving corporation (the “Merger”). At your request, and in connection with the filing of the Registration Statement on Form S-4 and related Prospectus filed by Renasant with the U.S. Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”), we are rendering our opinion regarding certain United Stated federal income consequences of the Merger. All capitalized terms, unless otherwise specified herein, have the meaning assigned to them in the Plan of Merger.

In rendering our opinion set forth below, we have examined and relied upon the original, or a photostatic or certified (or otherwise satisfactorily identified) copy, of the following documents: (1) the Plan of Merger, (2) the Registration Statement, (3) the representation letters of Renasant and Metropolitan to Phelps Dunbar LLP and Troutman Sanders LLP, dated as of the date hereof (the “Representation Letters”), and (4) such other instruments and documents as we have deemed necessary or appropriate for purposes of our opinion.

For purposes of rendering our opinion, we have assumed, with your permission and without independent investigation, (i) that the Merger will be consummated in the manner contemplated by the Registration Statement and in accordance with the provisions of the Plan of Merger without the waiver of any conditions to any party’s obligation to effect the Merger that could affect the qualification of the Merger as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) the genuineness of all signatures on the documents and instruments reviewed by us, the legal capacity of all persons executing the documents and instruments, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of such documents, the authenticity and accuracy of all documents submitted to us as original documents, (iii) that there has been (or will be by the date of the Merger) due execution and delivery of all documents where due execution and

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March 17, 2017

Renasant Corporation

delivery are prerequisites to the effectiveness of those documents, (iv) the truth, accuracy, and completeness of all facts, information, statements, covenants, agreements and representations set forth in all documents provided to or examined by us, including, without limitation, the Plan of Merger, the Registration Statement and the Representation Letters, and that said facts, statements and representations will be true and accurate on the Closing Date and (v) that covenants, agreements, and warranties set forth in the documents reviewed by us, including the Plan of Merger, have been complied with and, if applicable, will continue to be complied with. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy and completeness of the facts, information, representations, covenants and agreements set forth in the documents referred to in this paragraph.

In rendering our opinion, we have considered the applicable provisions of the Code, Treasury Regulations issued thereunder, interpretive rulings of the Internal Revenue Service (the “IRS”) and judicial decisions, all as in effect on the date hereof. These authorities are all subject to change, and any such change may be made with retroactive effect. We can provide no assurance that, after any change, our opinions would not be different. Unless otherwise noted, Section references are to the Code as in effect at the date of this opinion.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that, under current law: (i) the Merger will qualify as a “reorganization” described in Section 368(a) of the Code for U.S. federal income tax purposes; and (ii) the discussion set forth in the section of the Registration Statement with the heading “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER,” insofar as it summarizes United States federal income tax law, constitutes a fair and accurate summary under current law of the material United States federal income tax consequences of the Merger in all material respects.

This opinion is expressly limited to the federal income tax consequences of the Merger that are enumerated above. We express no opinion with respect to any other tax consequences, federal or otherwise, of the Merger, or any other legal, federal, state, local or foreign aspect of the Merger. We do not express any opinion herein concerning any law other than the federal income tax law of the United States.

If any of the information upon which we have relied is incorrect, or if changes in the relevant facts occur after the date hereof, our opinions could be affected thereby. Furthermore, no opinion is expressed herein as to the effect of any future acts of the parties or changes in existing law. We undertake no responsibility to advise you of any changes after the date hereof in the law or the facts presently in effect that would alter the scope or substance of the opinions herein expressed and assume no obligation to update or supplement this opinion to reflect any such changes that may hereafter come to our attention.

This opinion is not binding on the IRS or the courts and there can be no assurance, and none is hereby given, that the IRS or the courts will not take a position contrary to the positions reflected in the foregoing opinions. As such, this opinion expresses our legal opinion as to the foregoing matters based on our professional judgment at this time; it is not, however, to be construed as a guaranty, nor is it a warranty that a court considering such matters would not rule in a manner contrary to the opinion set forth above.

March 17, 2017

Renasant Corporation

This opinion has been prepared for Renasant in connection with the Registration Statement. The use of this opinion is limited to Renasant and its stockholders. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the references to us in the section captioned “Material United States Federal Income Tax Consequences of the Merger” therein. In giving this consent we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ PHELPS DUNBAR LLP